Exhibit 99

Investors Contact:
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com

Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com

GENERAL GEORGE A. JOULWAN JOINS EMERGENT BIOSOLUTIONS BOARD OF DIRECTORS

ROCKVILLE, MD, July 18, 2013 -- Emergent BioSolutions Inc. (NYSE:EBS) today announced the appointment of General George A. Joulwan (retired) to the company's Board of Directors. General Joulwan has a highly distinguished military career that spans 36 years from 1961 to his retirement in 1997. Highlights of General Joulwan's military service include: Serving as Supreme Allied Commander Europe (SACEUR); Commander in Chief, U.S. Southern Command; Commanding General, V Corps and Commanding General, 3rd Armored Division, United States Army Europe and U.S. Seventh Army, Germany. He has received numerous military decorations and foreign awards and decorations for his bravery and service, including two Silver Stars for valor.

Fuad El-Hibri, executive chairman of the board of Emergent BioSolutions, stated, "General Joulwan has devoted his four-decade career to serving the country, protecting our freedoms, and architecting peace acround the world. He is a true and distinguished public servant, who is highly-respected in the global military community. As we expand our portfolio with specialized products that address the needs of U.S. and worldwide governments, his expertise and stature will be invaluable in guiding Emergent's management team towards further growth."

"For years my lifelong passion has been to defend and serve, whether it is through my professional career, support of philanthropy causes, or advancement of military education," stated General Joulwan. "I am pleased with this appointment to serve on the Board of Emergent BioSolutions, whose mission – to protect life – is clearly demonstrated in the important and essential work they do to provide medical countermeasures that protect our military and our nation. I look forward to contributing to Emergent's success."

General Joulwan served in numerous leadership positions in the U.S. Army, the Pentagon, and as a special assistant to the President of the United States, after completing two combat tours in Vietnam. During his career, General Joulwan played a key role in pivotal historical moments, including: securing peace and stability in Germany during and after the fall of the Berlin Wall; bringing peace to El Salvador and democracy to Panama; professionalizing the militaries of Latin America; developing the first strategic policy for U.S. military engagement in Africa; orchestrating the State Partnership Program linking American Reserve Forces with former non-NATO countries and newly independent democracies of Europe and the former Soviet Union; architecting the Bosnia operation, and acting as the senior NATO commander overseeing the NATO-led Dayton Peace Agreement. His work with NATO operations became the basis for the historic NATO-Russian Founding Act that ended the Cold War.

General Joulwan serves on company and charitable boards, was a professor at the United States Military Academy at West Point, and served on the Board of Trustees for the United States Military Academy.

General Joulwan is a United States Military Academy graduate, and earned his master's degree in political science and an honorary doctor of laws degree from Loyola University in Chicago.

About Emergent BioSolutions
Emergent BioSolutions is a specialty pharmaceutical company seeking to protect and enhance life by offering specialized products to healthcare providers and governments to address medical needs and emerging health threats. Additional information may be found at www.emergentbiosolutions.com Follow us on twitter @emergentbiosolu

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